Exhibit 21

SUBSIDIARIES

Community Bankshares, Inc.

                Community Bank & Trust, a wholly owned subsidiary of Community Bankshares, Inc.

                Financial Supermarkets, a wholly owned subsidiary of Community Bank & Trust

                Financial Properties, a wholly owned subsidiary of Community Bank & Trust

                Community Bank & Trust-Alabama, a wholly owned subsidiary of Community Bankshares, Inc.

                Community Bank & Trust-Troup, a wholly owned subsidiary of Community Bankshares, Inc.